Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-139661 on Form S-8 of our report dated June 28, 2010, relating to the financial statements and financial statement schedules of Spectra Energy Retirement Savings Plan, appearing in this Annual Report on Form 11-K of the Spectra Energy Retirement Savings Plan for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Houston, Texas

June 28, 2010